Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS: That the undersigned, a director or officer, or both, of Acxiom Corporation (“Acxiom”), acting pursuant to authorization of the Board of Directors of Acxiom, hereby appoints Catherine L. Hughes and Jerry C. Jones, or any one of them, attorneys-in-fact and agents for me and in my name and on my behalf, individually and as a director or officer, or both, of Acxiom, to sign a Registration Statement on Form S-8, together with all necessary exhibits, and any amendments (including post-effective amendments) and supplements thereto, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 1,473,668 shares of Common Stock, $.10 par value per share, of Acxiom to be issued and delivered in connection with outstanding equity awards under the LiveRamp, Inc. 2006 Stock Incentive Plan, as amended, and generally to do and perform all things necessary to be done in connection with the foregoing as fully in all respects as I could do personally.

IN WITNESS WHEREOF, I have hereunto set my hand as of the 10th day of July, 2014.

Signed: /s/ John L. Battelle
Name:	JOHN L. BATTELLE, Director

Signed: /s/ Timothy R. Cadogan
Name:	TIMOTHY R. CADOGAN, Director

Signed: /s/ William T. Dillard
Name:	WILLIAM T. DILLARD II, Director

Signed: /s/ Richard P. Fox
Name:	RICHARD P. FOX, Director

Signed: /s/ Jerry D. Gramaglia
Name:	JERRY D. GRAMAGLIA, Director

Signed: /s/ Ann Die Hasselmo
Name:	ANN DIE HASSELMO, Director

Signed: /s/ William J. Henderson
Name:	WILLIAM J. HENDERSON, Director

Signed: /s/ Scott E. Howe
Name:	SCOTT E. HOWE, Director and Chief Executive Officer (principal executive officer)

Signed: /s/ Warren C. Jenson
Name:	WARREN C. JENSON, Chief Financial Officer & Executive Vice President (principal financial and accounting officer)